Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this registration statement (No. 333-264145) on Form N-2 (this “Registration Statement”) of our report dated March 14, 2024, with respect to the consolidated financial statements of Ares Strategic Income Fund included herein, and our report dated, April 26, 2024, on the senior securities table of Ares Strategic Income Fund included as an exhibit to this Registration Statement. We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities,” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ KPMG LLP

Los Angeles, California

April 26, 2024